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                                                                       EXHIBIT 4

                                 March 14, 1999

The Board of Directors
Haskel International, Inc.
100 E. Graham Place
Burbank, CA 91502

Members of the Board of Directors:

     We understand that Haskel International, Inc. ("Haskel" or the "Company") is contemplating a transaction pursuant to which HI Holdings Inc. ("HI Holdings") would acquire all of the outstanding Class A and Class B shares (the "Shares") of Common Stock of the Company (the "Transaction"). The Transaction will be effected through a merger (the "Merger") by HI Merger Subsidiary, Inc. ("Acquisition Corp."), an indirect wholly-owned subsidiary of HI Holdings, with the Company pursuant to which, among other things, (i) the Company would become an indirect wholly-owned subsidiary of HI Holdings, (ii) each outstanding Share (other than treasury Shares) would be converted into the right to receive $12.90 in cash (the "Transaction Consideration"), and (iii) concurrent with the consummation of the Merger, the holder of each outstanding option to purchase Shares not previously exercised would receive in cash, upon cancellation of such option, an amount equal to the positive difference, if any, between $12.90 and the exercise price per Share of such option multiplied by the number of Shares subject to such option. The terms and conditions of the Transaction are more fully described in the proposed Agreement and Plan of Merger (the "Merger Agreement").

     You have requested that Schroder & Co. Inc. ("Schroders") render an opinion (the "Opinion"), as investment bankers, as to the fairness, from a financial point of view, of the Transaction Consideration to be received by the stockholders of the Company.

     Schroders, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Schroders has acted as financial advisor to Haskel with respect to the Transaction for which we will receive a fee for our services, a significant portion of which is contingent upon consummation of the Transaction.

     In connection with the Opinion set forth herein we have, among other things:

- reviewed a draft, dated March 14, 1999, of the Merger Agreement;

- visited the executive offices and operations of the Company in Burbank, CA;

- reviewed the Company's Annual Reports on Form 10-K for the fiscal years ended May 31, 1994 through 1998, including the audited consolidated financial statements contained therein;

- reviewed the Company's Quarterly Report on Form 10-Q for the quarter ended November 30, 1998, including the unaudited consolidated financial statements contained therein;

- reviewed historical financial results of the Company and its subsidiaries prepared by management;

- had discussions with the senior management of the Company regarding the business, operations and prospects of the Company and its subsidiaries;

- reviewed projections of the Company prepared by the management;

- researched certain publicly available information on industry in which the Company operates;

- performed various analyses, as we deemed appropriate, of the Company using generally accepted analytical methodologies, including (i) an analysis of premiums paid in public merger and acquisition transactions; (ii) the application of the public trading multiples of companies which we deemed comparable to the Company; (iii) the application of the multiples reflected in recent merger and acquisition transactions involving businesses which we deemed comparable to the financial results of the Company; and (iv) discounting the projected cash flows of the Company's operations;

- solicited indications of interest from 103 potential buyers;

- reviewed historical trading prices and volume of the Company's common stock;
  and

- performed such of the financial studies, analyses, inquiries and investigations, as we deemed appropriate.